Exhibit 8.1

October 2, 2026

Impact BioMedical, Inc.

275 Wiregrass Pkwy

Henrietta, NY 14586.

Zoar Limited

1504, 15th Floor, Peninsula Square

18 Sung On Street, Hung Hom,

Kowloon, Hong Kong

Dear Sirs:

We have acted as counsel to Impact BioMedical, Inc., a Nevada corporation (“Impact” or the “Company”) in connection with the Merger and Share Exchange Agreement, as amended (the “Merger Agreement”) dated as of June 30, 2025, by and among (i) Dr. Ashleys Limited (now Zoar Limited), a Cayman Islands exempted company limited by shares (“PubCo”), the Company, Dr. Ashleys Nevada Sub, Inc., a Nevada corporation (“Merger Sub”), Dr. Ashleys Bio Labs Limited (now Zoar Labs Limited), a Cayman Islands exempted company limited by shares (“Zoar”), and Kanans Visvanats (a.k.a. Kannan Vishwanatth), a Latvian national, solely in his capacity as the sole shareholder of Zoar and Dr. Ashleys Limited, a Hong Kong corporation (the “Zoar Shareholder”), relating to the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of PubCo (the “Merger”) and simultaneously with the Merger, the acquisition by PubCo of all issued and outstanding shares of Zoar from the Zoar Shareholder in exchange for the issuance by PubCo of PubCo Ordinary Shares (the “Share Exchange”).

Reference is made to the Registration Statement (Form F-4) filed with the Securities and Exchange Commission by PubCo, on or about October 2, 2026 (the “Registration Statement”), in connection with the Merger and the Share Exchange.

1. General observations. We have been asked to opine as to the material U.S. federal income tax consequences to U.S. Holders (as such term is defined in the Registration Statement) of Impact common stock on the exchange of their shares of Impact common stock for PubCo ordinary shares (as described in the Registration Statement). This opinion is being furnished to you in connection with the Registration Statement.

In connection with this opinion, we have examined the Registration Statement and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined, (ii) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents and (iii) that all relevant documents have been, or will be, validly authorized, executed, delivered and performed by all of the relevant parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company or PubCo and have assumed that such statements and representations are true, correct and complete without regard to any qualification as to knowledge or belief. Our opinion is conditioned upon, among other things, the initial and continuing truth, accuracy, and completeness of the items described above on which we are relying.

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036 T (212)

930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

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In rendering the opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings and other administrative guidance of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as of the date hereof. It should be noted that statutes, regulations, judicial decisions and administrative guidance are subject to change at any time and that any such changes may be effective retroactively. A change in the authorities or in the truth, accuracy or completeness of any of the facts, information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions.

2. Material U.S. federal income tax consequences to U.S. Holders. Under the Merger Agreement, Merger Sub will merge into Impact, with Impact being the surviving corporation and the shareholders of Impact will exchange all of their shares of Impact Common Stock for PubCo Ordinary Shares. After the Merger and the Share Exchange, Impact will be a wholly-owned subsidiary of PubCo. It is expected that, following the Merger and Share Exchange (together, the “Business Combination”), former shareholders of Impact and the former shareholder of Zoar will, together, own and control at least 80% of the PubCo Ordinary Shares (and of any other outstanding shares of PubCo).

Section 351 of the Code provides as follows:

“(a)General rule

No gain or loss shall be recognized if property is transferred to a corporation by one or more persons solely in exchange for stock in such corporation and immediately after the exchange such person or persons are in control (as defined in section 368(c)) of the corporation.”

Under Section 368(c) of the Code, control is defined as follows:

….the term “control” means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation.

Immediately following the Business Combination, the Impact shareholders and the Zoar shareholder who transfer property (Impact Common Stock and Zoar stock, respectively) to PubCo are expected to own 80% or more of the voting stock and all other classes of stock of PubCo.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Business Combination, if consummated, will constitute a Section 351 transaction and U.S. Holders who transfer Impact Common Stock to PubCo in return for PubCo Ordinary shares will recognize no gain or loss on the transaction. Impact shareholders will have a basis in their PubCo Ordinary Shares equal to their basis in their Impact Common Stock (allocated where appropriate to reflect different blocks of Impact stock exchanged by them) and their holding period in their Impact Common Stock will carry over to their PubCo Ordinary Shares (again, assigned where appropriate to reflect different blocks of Impact common stock exchanged).

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The qualification of the Business Combination as a non-recognition transaction under Section 351 could be adversely affected by events or actions that occur following the Business Combination and that are beyond the control of Impact or the shareholders of Impact Common Stock. For example, if a portion of the Impact Common Stock or the Zoar stock, or a substantial portion of Impact’s or Zoar’s business assets, following the Business Combination, were sold or disposed of or were subject to an arrangement or agreement to be sold or disposed of by PubCo at or shortly after the time of their exchange in the Business Combination, the Business Combination could fail to qualify as an exchange described under Section 351(a) of the Code. Neither Impact nor Zoar nor PubCo has indicated an awareness of any such arrangement or agreement, or of any other activities that could affect the qualification of the Business Combination under Section 351 of the Code.

3. Other tax consequences. Subject to Section 1 of this opinion, above, and to the qualifications set forth in the Registration Statement, the discussion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations” that addresses tax aspects of the Business Combination not addressed in Section 2 of this opinion, insofar as such discussion sets forth legal conclusions on U.S. federal income tax law, constitutes our opinion with respect to those tax aspects as to the material U.S. federal income tax consequences to U.S. Holders of Impact Common Stock of the exchange described in the Registration Statement.

4. Limitations. Our opinion is limited to the application of the federal income tax laws of the United States only and we express no opinion with respect to the applicability of other federal laws, the laws of other countries, the laws of any state of the United States or any other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state. No opinion is expressed as to any federal income tax laws except as specifically set forth herein. Our opinion does not address the tax consequences to U.S. Holders of any transactions that preceded the Merger or that occurred in connection with it. Our opinion represents only our interpretation of the law and has no binding, legal effect on, without limitation, the Service or any court. It is possible that contrary positions may be asserted by the Service and that one or more courts may sustain such contrary positions. Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise this opinion to reflect any changes, including changes which have retroactive effect (i) in applicable law, or (ii) in any fact, information, document, corporate record, covenant, statement, representation, or assumption stated herein that becomes untrue, incorrect or incomplete.

This opinion is furnished to you for use in connection with the Registration Statement and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Sincerely,

Sichenzia Ross Ference Carmel LLP

1185 AVENUE OF THE AMERICAS | 31ST FLOOR | NEW YORK, NY | 10036 T (212)

930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

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